Exhibit 99.2
Contact:
Gary A. Simanson
President and Chief Executive Officer
Community Bankers Acquisition Corp.
(202) 431-0507
FOR IMMEDIATE RELEASE
COMMUNITY BANKERS ACQUISITION CORP.
COMPLETES INITIAL PUBLIC OFFERING
Alexandria, Virginia, June 8, 2006 — Community Bankers Acquisition Corp. (the “Company”) (AMEX: BTC.U) announced today that it consummated its initial public offering of 7,500,000 units on June 8, 2006. Each unit consists of one share of common stock and one redeemable warrant entitling the holder to purchase one share of common stock at a price of $5.00. The units were sold at an offering price of $8.00 per unit, generating gross proceeds of $60,000,000 to the Company. I-Bankers Securities, Inc., Maxim Group LLC and Legend Merchant Group, Inc. acted as representatives of the underwriters for the initial public offering.
Audited financial statements as of June 8, 2006, reflecting receipt of the proceeds upon consummation of the initial public offering, will be issued by the Company and included as Exhibit 99.1 to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.
Community Bankers Acquisition Corp. is a blank check company recently formed for the purpose of effecting a business combination with an operating commercial bank or bank holding company.
Information about this offering is available in the prospectus filed with the Securities and Exchange Commission, a copy of which may be obtained at the SEC’s Internet site at www.sec.gov or from I-Bankers Securities, Inc., 125 E. John Carpenter Freeway, Suite 260, Irving, Texas 75062.
A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state. The offering of these securities will be made only by means of a prospectus.
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